# SEC Schedule 13G/A (Amendment No. 1) — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: Eledon Pharmaceuticals, Inc., CIK 0001404281
CUSIP: 28617K101
Title of class of securities: Common Stock
Address of issuer's principal executive offices: 19800 MacArthur Blvd., Suite 250, Irvine, California (CA), 92612
Date of event which requires filing of this statement: 12/31/2024
Filed pursuant to Rule 13d-1(c)
Amends the filing with accession number 0001193125-24-251059
Filed by CIK 0001863769

## Reporting persons
- Frazier Life Sciences Public Fund, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 878,080; sole dispositive power 0; shared dispositive power 878,080; aggregate amount beneficially owned 878,080 (1.5% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 878,080 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 59,739,275 shares of Common Stock outstanding on November 8, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024.
- FHMLSP, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 878,080; sole dispositive power 0; shared dispositive power 878,080; aggregate amount beneficially owned 878,080 (1.5% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 878,080 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 59,739,275 shares of Common Stock outstanding on November 8, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024.
- FHMLSP, L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 878,080; sole dispositive power 0; shared dispositive power 878,080; aggregate amount beneficially owned 878,080 (1.5% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 878,080 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 59,739,275 shares of Common Stock outstanding on November 8, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024.
- Frazier Life Sciences Public Overage Fund, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 258,998; sole dispositive power 0; shared dispositive power 258,998; aggregate amount beneficially owned 258,998 (0.4% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 258,998 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 59,739,275 shares of Common Stock outstanding on November 8, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024.
- FHMLSP Overage, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 258,998; sole dispositive power 0; shared dispositive power 258,998; aggregate amount beneficially owned 258,998 (0.4% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 258,998 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 59,739,275 shares of Common Stock outstanding on November 8, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024.
- FHMLSP Overage, L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 258,998; sole dispositive power 0; shared dispositive power 258,998; aggregate amount beneficially owned 258,998 (0.4% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 258,998 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 59,739,275 shares of Common Stock outstanding on November 8, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024.
- Frazier Life Sciences X, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 13,062; sole dispositive power 0; shared dispositive power 13,062; aggregate amount beneficially owned 13,062 (0% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 13,062 shares of Common Stock held directly by Frazier Life Sciences X, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P.
  
  The percentage listed in row 11 is calculated based on 59,739,275 shares of Common Stock outstanding on November 8, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024.
- FHMLS X, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 13,062; sole dispositive power 0; shared dispositive power 13,062; aggregate amount beneficially owned 13,062 (0% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 13,062 shares of Common Stock held directly by Frazier Life Sciences X, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P.
  
  The percentage listed in row 11 is calculated based on 59,739,275 shares of Common Stock outstanding on November 8, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024.
- FHMLS X, L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 13,062; sole dispositive power 0; shared dispositive power 13,062; aggregate amount beneficially owned 13,062 (0% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 13,062 shares of Common Stock held directly by Frazier Life Sciences X, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P.
  
  The percentage listed in row 11 is calculated based on 59,739,275 shares of Common Stock outstanding on November 8, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024.
- Frazier Life Sciences XI, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 26,595; sole dispositive power 0; shared dispositive power 26,595; aggregate amount beneficially owned 26,595 (0% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 26,595 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.
  
  The percentage listed in row 11 is calculated based on 59,739,275 shares of Common Stock outstanding on November 8, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024.
- FHMLS XI, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 26,595; sole dispositive power 0; shared dispositive power 26,595; aggregate amount beneficially owned 26,595 (0% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 26,595 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.
  
  The percentage listed in row 11 is calculated based on 59,739,275 shares of Common Stock outstanding on November 8, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024.
- FHMLS XI, L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 26,595; sole dispositive power 0; shared dispositive power 26,595; aggregate amount beneficially owned 26,595 (0% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 26,595 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.
  
  The percentage listed in row 11 is calculated based on 59,739,275 shares of Common Stock outstanding on November 8, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024.
- James N. Topper: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); does not affirm membership in a group (box b); sole voting power 0; shared voting power 1,176,735; sole dispositive power 0; shared dispositive power 1,176,735; aggregate amount beneficially owned 1,176,735 (2% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of (i) 878,080 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P., (ii) 258,998 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P., (iii) 13,062 shares of Common Stock held directly by Frazier Life Sciences X, L.P., and (iv) 26,595 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.
  
  The percentage listed in row 11 is calculated based on 59,739,275 shares of Common Stock outstanding on November 8, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024.
- Patrick J. Heron: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 1,176,735; sole dispositive power 0; shared dispositive power 1,176,735; aggregate amount beneficially owned 1,176,735 (2% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of (i) 878,080 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P., (ii) 258,998 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P., (iii) 13,062 shares of Common Stock held directly by Frazier Life Sciences X, L.P., and (iv) 26,595 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.
  
  The percentage listed in row 11 is calculated based on 59,739,275 shares of Common Stock outstanding on November 8, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024.
- Albert Cha: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 1,137,078; sole dispositive power 0; shared dispositive power 1,137,078; aggregate amount beneficially owned 1,137,078 (1.9% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of (i) 878,080 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P., and (ii) 258,998 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 59,739,275 shares of Common Stock outstanding on November 8, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024.
- James Brush: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 1,137,078; sole dispositive power 0; shared dispositive power 1,137,078; aggregate amount beneficially owned 1,137,078 (1.9% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of (i) 878,080 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P., and (ii) 258,998 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 59,739,275 shares of Common Stock outstanding on November 8, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024.
- Daniel Estes: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 26,595; sole dispositive power 0; shared dispositive power 26,595; aggregate amount beneficially owned 26,595 (0% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 26,595 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.
  
  The percentage listed in row 11 is calculated based on 59,739,275 shares of Common Stock outstanding on November 8, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024.

## Item 1. Issuer
Name of issuer: Eledon Pharmaceuticals, Inc.
Address of issuer's principal executive offices: 19800 MacArthur Blvd., Suite 250, Irvine, CA, 92612.

## Item 2. Person Filing
Name of person filing:
The entities and persons filing this statement (collectively, the "Reporting Persons") are:
Frazier Life Sciences Public Fund, L.P. ("FLSPF")
FHMLSP, L.P.
FHMLSP, L.L.C.
Frazier Life Sciences Public Overage Fund, L.P. ("FLSPOF")
FHMLSP Overage, L.P.
FHMLSP Overage, L.L.C.
Frazier Life Sciences XI, L.P. ("FLS XI")
FHMLS XI, L.P.
FHMLS XI, L.L.C.
Frazier Life Sciences X, L.P. ("FLS X")
FHMLS X, L.P.
FHMLS X, L.L.C.
James N. Topper ("Topper")
Patrick J. Heron ("Heron")
Albert Cha ("Cha")
James Brush ("Brush")
Daniel Estes ("Estes" and together with Topper, Heron, Cha and Brush, the "Members")
Address of principal business office or, if none, residence:
The address and principal business office of the Reporting Persons is:
c/o Frazier Life Sciences Management, L.P.
1001 Page Mill Rd, Building 4, Suite B
Palo Alto, CA 94304
Citizenship:
Entities: FLSPF - Delaware, U.S.A.
FHMLSP, L.P. - Delaware, U.S.A.
FHMLSP, L.L.C. - Delaware, U.S.A.
FLSPOF - Delaware, U.S.A.
FHMLSP Overage, L.P. - Delaware, U.S.A.
FHMLSP, L.L.C. - Delaware, U.S.A.
FLS XI - Delaware, U.S.A.
FHMLS XI, L.P. - Delaware, U.S.A.
FHMLS XI, L.L.C. - Delaware, U.S.A.
FLS X - Delaware, U.S.A.
FHMLS X, L.P. - Delaware, U.S.A.
FHMLS X, L.L.C. - Delaware, U.S.A.

Individuals: Topper - United States Citizen
Heron - United States Citizen
Cha - United States Citizen
Brush - United States Citizen
Estes - United States Citizen

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned: The information contained in row 9 of each Reporting Person's cover page to this Schedule 13G (including the footnotes thereto) is incorporated by reference.
Percent of class: The information contained in row 11 of each Reporting Person's cover page to this Schedule 13G (including the footnotes thereto) is incorporated by reference.
Sole power to vote or to direct the vote: The information contained in row 5 of each Reporting Person's cover page to this Schedule 13G is incorporated by reference.
Shared power to vote or to direct the vote: The information contained in row 6 of each Reporting Person's cover page to this Schedule 13G (including the footnotes thereto) is incorporated by reference.
Sole power to dispose or to direct the disposition: The information contained in row 7 of each Reporting Person's cover page to this Schedule 13G is incorporated by reference.
Shared power to dispose or to direct the disposition: The information contained in row 8 of each Reporting Person's cover page to this Schedule 13G (including the footnotes thereto) is incorporated by reference.

## Item 5. Ownership of 5 Percent or Less of a Class
This statement reports that the reporting person has ceased to be the beneficial owner of more than 5 percent of the class: yes

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Not applicable.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under ?? 240.14a-11.

## Exhibits
Exhibit 99.1 Joint Filing Agreement

## Signatures
- Frazier Life Sciences Public Fund, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLSP, L.L.C., GP of FHMLSP, L.P., GP of Frazier Life Sciences Public Fund, L.P. (02/14/2025)
- FHMLSP, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLSP, L.L.C., GP of FHMLSP, L.P. (02/14/2025)
- FHMLSP, L.L.C.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLSP, L.L.C. (02/14/2025)
- Frazier Life Sciences Public Overage Fund, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLSP Overage, L.L.C., GP of FHMLSP Overage, L.P., GP of Frazier Life Sciences Public Overage Fund, L.P. (02/14/2025)
- FHMLSP Overage, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLSP Overage, L.L.C., GP of FHMLSP Overage, L.P. (02/14/2025)
- FHMLSP Overage, L.L.C.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLSP Overage, L.L.C. (02/14/2025)
- Frazier Life Sciences X, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLS X, L.L.C., GP of FHMLS X, L.P., GP of Frazier Life Sciences X, L.P. (02/14/2025)
- FHMLS X, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLS X, L.L.C., GP of FHMLS X, L.P. (02/14/2025)
- FHMLS X, L.L.C.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLS X, L.L.C. (02/14/2025)
- Frazier Life Sciences XI, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLS XI, L.L.C., GP of FHMLS XI, L.P., GP of Frazier Life Sciences XI, L.P. (02/14/2025)
- FHMLS XI, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLS XI, L.L.C., GP of FHMLS XI, L.P. (02/14/2025)
- FHMLS XI, L.L.C.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLS XI, L.L.C. (02/14/2025)
- James N. Topper: /s/ Steve R. Bailey, By Steve R. Bailey, Attorney-in-Fact for James N. Topper, pursuant to a Power of Attorney, a copy of which was filed with the SEC on July 31, 2017 (02/14/2025)
- Patrick J. Heron: /s/ Steve R. Bailey, By Steve R. Bailey, Attorney-in-Fact for Patrick J. Heron, pursuant to a Power of Attorney, a copy of which was filed with the SEC on July 31, 2017 (02/14/2025)
- Albert Cha: /s/ Steve R. Bailey, By Steve R. Bailey, Attorney-in-Fact for Albert Cha, pursuant to a Power of Attorney, a copy of which was filed with the SEC on August 16, 2021 (02/14/2025)
- James Brush: /s/ Steve R. Bailey, By Steve R. Bailey, Attorney-in-Fact for James Brush, pursuant to a Power of Attorney, a copy of which was filed with the SEC on August 16, 2021 (02/14/2025)
- Daniel Estes: /s/ Steve R. Bailey, By Steve R. Bailey, Attorney-in-Fact for Daniel Estes, pursuant to a Power of Attorney, a copy of which was filed with the SEC on April 18, 2022 (02/14/2025)